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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________

FORM 8-K

CURRENT REPORT


Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934



Date of Report
(Date of earliest event reported) - October 6, 1994


                           HUBCO, INC.
       (Exact Name of Registrant as Specified in Charter)


                           NEW JERSEY
         (State or Other Jurisdiction of Incorporation)

          1-10699                   22-2405746
(Commission File Number)(IRS Employer Identification No.)

      3100 Bergenline Avenue, Union City, New Jersey  07087
            (Address of Principal Executive Offices)

                         (201) 348-2300
                 (Registrant's Telephone Number)
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Item 5.   Other Events.

1. On October 6, 1994 HUBCO Inc. ("HUBCO") announced the signing of a Letter of Intent by its subsidiary, Hudson United Bank, to acquire Shoppers Charge Accounts Co. ("Shoppers") of Jersey City, New Jersey for approximately $18.5 million in cash.

          Shoppers is a third party private label retail credit card company. Shoppers' credit operating system can also be used by Hudson United Bank to manage a traditional credit card portfolio.

          Shoppers will become a division of Hudson United Bank, and Thomas R. Nelson, Chief Operating Officer, will remain with Hudson United Bank as President of the Division having overall responsibility for its operations.

          As part of the Letter of Intent, Shoppers has agreed to pay a break-up fee under certain circumstances.

2. On October 7, 1994, HUBCO and Jefferson National Bank ("Jefferson") announced that they had signed a definitive agreement for HUBCO to acquire Jefferson. Under the terms of the Agreement, Jefferson shareholders will receive 1.91 shares of HUBCO common stock for each share of Jefferson common stock which they own, subject to certain collar provisions which will apply in the event that HUBCO's average selling price (during a specified period prior to the effective date of the merger) falls below $19.34 per share or increases above $26.16 per share, and subject to adjustment for certain other events. Jefferson currently has approximately 226,000 outstanding shares, of which approximately 11,000 are owned by HUBCO. Thus, approximately 410,000 HUBCO shares will be issued in the merger if no adjustments are made based on the collar. The acquisition will be treated as a "pooling of interests" for accounting purposes.

          Jefferson, headquartered in Passaic, has assets of approximately $100 million and four branches serving
          Clifton and Passaic.

          The agreement, which provides for certain payments to be made to HUBCO in the event that it terminates for reasons associated with a competing offer, is subject to certain conditions, including receipt of all regulatory approvals and the approval of Jefferson shareholders.

          As part of the merger agreement, Jefferson will be merged into Hudson United Bank.

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3.       On October 13, 1994, HUBCO announced its regular
          quarterly cash dividend of $.15 (fifteen cents) per common share, payable December 1, 1994, to stockholders of record November 15, 1994. Additionally, the Board of Directors of HUBCO approved a 3 for 2 stock split payable January 14, 1995, to common stockholders of record January 3, 1995. HUBCO announced its intention to maintain the $.15 (fifteen cents) per share regular quarterly dividend following the stock split which would result in a 50% increase in the cash dividend for 1995.

          HUBCO also declared a cash dividend of $.36 (thirty-six cents) per share, for HUBCO's Series A Preferred Stock, payable November 15, 1994, to stockholders of record October 31, 1994. The Series A Preferred Stock was issued in conjunction with the merger of Washington Bancorp into HUBCO, which was completed On July 1, 1994.


Item 7 - Exhibits

     99.1   Press Release dated October 6, 1994

     99.2   Press Release dated October 7, 1994

     99.3   Press Release dated October 13, 1994

     99.4   Memorandum of Intent dated October 6, 1994 between
            Hudson United Bank and Shoppers.

     99.5 Agreement and Plan of Merger dated October 7, 1994 between HUBCO, Hudson United Bank and Jefferson.



                           SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, HUBCO, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                     HUBCO, Inc.



Dated : October 20, 1994              By: KENNETH T. NEILSON
                                          Kenneth T. Neilson
                                            President and
                                            Chief Executive Officer